EXHIBIT 10.1

JAVO BEVERAGE COMPANY, INC.
SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement (this “Agreement”) is made as of this 17th day of November, 2009, by and between Javo Beverage Company, Inc., a Delaware corporation (the “Company”) and Coffee Holdings LLC, a Delaware limited liability company (the “Investor”).

RECITALS

WHEREAS, the Company has authorized the issuance and sale to the Investor, in accordance with the terms hereof, of (i) one or more senior subordinated promissory notes in the aggregate original principal amount of (A) $4,000,000 in the form set forth as Exhibit A hereto (the “Initial Notes”) and (B) up to $3,500,000, in the form set forth as Exhibit B hereto (the “Additional Notes” and together with the Initial Notes, the “Notes” and each a “Note”), and (ii) (A) an aggregate of 15,000,000 shares (the “Initial Shares”) of the Company’s Common Stock, par value $0.001 per share (the “Common Stock”) and (B) an aggregate of up to 13,125,000 of the Company’s Common Stock (the “Additional Shares” and together with the Initial Shares, the “Shares” and each a “Share”);

WHEREAS, the Company desires to issue and sell, and the Investor desires to purchase, the Notes and the Shares on the terms and subject to the conditions set forth herein; and

WHEREAS, the Initial Notes and the Initial Shares are collectively referred to herein as the “Initial Securities”, the Additional Notes and the Additional Shares are collectively referred to herein as the “Additional Securities” and together with the Initial Securities, the “Securities”.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and mutual promises, representations, warranties and covenants hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.            Transaction.

1.1            Sale and Issuance of the Securities.

(a)  Subject to the terms and conditions of this Agreement, the Investor agrees to purchase at the closing (the “Closing”), and the Company agrees to issue and sell to the Investor at the Closing, the Initial Securities for an aggregate purchase price of $4,100,000 (the “Purchase Price”).

(b)  Subject to the terms and conditions of this Agreement and if all Additional Issuance Conditions are satisfied as of the applicable 2009 Notes Payment Date (as defined below), on each date on which principal and/or interest on the 2009 Notes is payable (a “2009 Notes Payment Date”) the Investor agrees to purchase Additional Units with a purchase price equal to the principal and/or interest payable with respect to the 2009 Notes on such 2009 Notes Payment Date; provided, however, that the aggregate purchase price of Additional Units issued pursuant to this Section 1.1(b) shall not exceed $3,500,000.

1.2            Closing Date.  The purchase and sale of the Initial Securities to the Investor shall take place at the offices of the Company located at 1311 Specialty Drive, Vista, California (the “Company’s Location”), at 10:00 a.m. (local time) on the date of this Agreement, or at such other time and place as the Company and the Investor mutually agree upon in writing (such date, the “Closing Date”).  Any purchase and sale of the Additional Securities (each an “Additional Closing”) shall take place at the Company’s Location or at such other place and on the applicable 2009 Notes Payment Date or at such time as the Company and the Investor mutually agree upon in writing (each an “Additional Closing Date”).

1.3            Payment; Delivery.

(a)  On the Closing Date, the Company shall deliver to the Investor the Initial Notes and certificates representing the Initial Shares against payment of the Purchase Price by the Investor by wire transfer of immediately available funds to an account designated by the Company.  Such respective Initial Notes and certificates shall be in the denominations directed by the Investor.

(b)  At each Additional Closing, the Company shall deliver to the Investor such Additional Notes and certificates representing such Additional Shares against payment of a purchase price equal to the face amount of the Additional Notes issued by the Company at such Additional Closing.  Such respective Additional Notes and Additional Shares shall be purchased in Unit increments and shall be in denominations as directed by the Investor.

1.4            Allocation of Purchase Price.  For federal income tax purposes, the Purchase Price for the Initial Securities, net of the transaction fee payable pursuant to the Professional Services Letter (which shall reduce the “issue price”), shall be allocated $100,000 to the Initial Shares and $4,000,000 to the Initial Notes, and the parties hereto agree to report consistent with such allocation.  For federal income tax purposes, all of the purchase price of Additional Units shall be allocated to the Additional Notes, and the parties hereto agree to report consistent with such allocation.

2.            Certain Defined Terms.  As used in this Agreement, the following terms shall have the meanings specified below:

“2009 Notes” means those certain senior subordinated notes in an original aggregate principal amount of $12,000,000 issued by the Company to the Investor on April 6, 2009 pursuant to the 2009 Purchase Agreement.

“2009 Purchase Agreement” means that certain Securities Purchase Agreement dated April 6, 2009, by and among the Company and the Investor.

“2008 Notes” means those certain senior subordinated notes in an original aggregate principal amount of $10,500,000 issued by the Company to various investors up to and including April 6, 2009 pursuant to the 2008 Purchase Agreements.

“2008 Purchase Agreement” means those certain Securities Purchase Agreements dated January 20, 2009 and April 6, 2009, by and among the Company and parties identified therein.

“8-K Filing” shall have the meaning assigned to such term in Section 5.5.

“Additional Issuance Conditions” means that, as of the applicable Additional Closing Date (i) no default or Event of Default (as defined in the 2009 Notes and the Notes) has occurred and is continuing, (ii) the representations and warranties of the Company set forth in this Agreement which are qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, in each case, as though made at and as of the applicable Additional Closing Date, or with respect to representations and warranties made as of an earlier date, as of such earlier date, (iii) the Company shall have performed and complied in all material respects with all obligations and agreements required under this Agreement to be performed or complied with, (iv) there shall not have been or occurred any event, change, occurrence or circumstance that, individually or in the aggregate with any such events, changes, occurrences or circumstances, has had or could reasonably be expected to have a Material Adverse Effect, (v) at least five Business Days prior to the applicable Additional Closing Date, the Company has notified the Investor in writing that the Company intends to issue Additional Units to the Investor pursuant to Section 11.(b) hereof, which such notice shall specify the number of Additional Units that the Company proposes be issued, and (vi) the Company delivers all of the items deliverable pursuant to Section 11.2.

“Additional Units” means Additional Securities in multiple principal amounts of $1.00 in Additional Notes and 3.75 Additional Shares.

“Affiliate” means, with respect to any Person, another Person that directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with the Person specified.  With respect to the Investor, the term Affiliate shall not include the Company or any of its Subsidiaries or any portfolio company of Falconhead Capital, LLC or any of their respective Subsidiaries.

“Beneficial Owner” shall have the meaning ascribed to such term in the Exchange Act and the rules and regulations promulgated thereunder, but without regard to the 60-day time limit on the right to acquire shares (e.g., a Person who shall have the right to acquire shares no sooner than 61 days from a given time shall be deemed the Beneficial Owner of such shares for purposes of this Agreement).

“Board of Directors” means the Company’s board of directors, as constituted from time to time.

“Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

“Bylaws” means the Company’s bylaws, as amended and as in effect on the date hereof.

“Cause” means cause as defined in any written agreement with any applicable officer or employee of the Company, as determined in good faith by a majority of the disinterested members of the Board of Directors, or any failure by the Company to renew any such agreement upon the expiration thereof.

“Certificate of Incorporation” means the Company’s certificate of incorporation, as amended and as in effect on the date hereof.

“Closing” shall have the meaning assigned to such term in Section 1.1.

“Closing Date” shall have the meaning assigned to such term in Section 1.2.

“Common Stock” shall have the meaning assigned to such term in the recitals to this Agreement.

“Contingent Obligation” means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to any Indebtedness, lease, agreement or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto.

“Debt Termination Date” means the first date upon which the Investor holds Notes with an aggregate principal amount of less than 50% of the aggregate original principal of all Notes issued pursuant to this Agreement.

“Environmental Laws” means all federal, state, local or foreign laws relating to pollution or protection of human health and safety or the environment (including, without limitation, ambient air, surface water, groundwater, stream sediments, land surface or subsurface strata or natural resources), including, without limitation, laws relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, toxic or hazardous substances or wastes or terms of similar import (collectively, “Hazardous Materials”) into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, as well as all authorizations, codes, decrees, demands or demand letters, injunctions, judgments, licenses, notices or notice letters, orders, permits, plans or regulations issued, entered, promulgated or approved thereunder.

“Equity Termination Date” means the first date upon which the Investor beneficially owns less than 15% of the issued and outstanding Common Stock of the Company.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Executive Officer” means any officer the hiring of which would result in a disclosure obligation for the Company pursuant to Item 5.02(c) of Form 8-K under the Exchange Act.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governance Period” means the period from the Closing Date to the Governance Termination Date.

“Governance Termination Date” means the earlier of (i) the date upon which repayment has been made in full of all amounts outstanding under the Notes, including all principal and any accrued and unpaid interest thereon and (ii) the first date upon which both of the following have occurred: (A) the Debt Termination Date and (B) the Equity Termination Date.

“Indebtedness” of any Person means, without duplication (i) all indebtedness for borrowed money, (ii) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (including, without limitation, “capital leases” in accordance with GAAP) (other than trade payables entered into in the ordinary course of business on customary terms), (iii) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (iv) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (v) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (vi) all indebtedness referred to in clauses (i) through (v) above secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness, and (vii) all Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (i) through (vi) above.  Indebtedness shall include all obligations under the 2008 Notes, the 2009 Notes and the Additional Notes.

“Intellectual Property Rights” shall have the meaning assigned to such term in Section 3.22.

“Investor Nominee” shall have the meaning assigned to such term in Section 5.6.

“Investor Registration Statement” shall have the meaning assigned to such term in Section 7.1.

“Material Adverse Effect” means any material adverse effect on the business, properties, assets, results of operations, condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole.

“New Debt Securities” means any indebtedness for borrowed money of the Company (including any notes, bonds, debentures or similar instruments) in excess of $500,000 as a single issuance or a series of related issuances that is not a New Equity Security.

“New Equity Securities” means any equity securities of the Company, whether or not currently authorized, and any securities convertible into or exercisable or exchangeable for equity securities of the Company, provided, however, that “New Equity Securities” shall not include, in each case to the extent such issuances (other than as described clause (vii)) are not for capital raising purposes, (i) securities issued upon conversion, exercise or exchange of any securities of the Company outstanding as of the date hereof; (ii) securities issued upon conversion or exercise of any New Equity Securities issued in compliance with this Agreement, (iii) securities issued to employees or directors of, or consultants or advisors to, the Company or any of its Subsidiaries pursuant to any equity compensation plans or any other similar arrangement; (iv) securities issued pursuant to the acquisition by the Company of another corporation or entity by consolidation, reorganization, merger or purchase of all or substantially all of the assets of such corporation; (v) securities issued to equipment lessors or other financial institutions, or to real property lessors, pursuant to an equipment leasing or real property leasing transaction; (vi) securities issued in connection with license, development, marketing or similar agreements or strategic partnerships; (vii) securities offered to the public pursuant to a registration statement filed under the Securities Act; and (viii) securities issued pursuant to a stock dividend, stock split, split up or similar transaction.

“New Securities” means any New Debt Securities and/or any New Equity Securities.

“Note” and “Notes” shall have the meaning assigned to such term in the recitals to this Agreement.

“Offer Notice” shall have the meaning assigned to such term in Section 8.1(a).

“Permitted Indebtedness” shall have the meaning assigned to such term in the Notes as in effect immediately following the Closing.

“Permitted Transferee” shall have the meaning assigned to such term in Section 9.

“Person” means any natural person, corporation, business trust, joint venture, association, company, limited liability company, partnership, governmental authority or other entity.

“Preemptive Period” means the earlier of (A) the sixty-sixth month following the Closing Date, provided that the Notes are paid in full, and (B) (i) with respect to any offering of New Debt Securities, the period from the Closing Date to the Debt Termination Date and (ii) with respect to any offering of New Equity Securities, the period from the Closing Date to the Equity Termination Date.

“Professional Services Letter” means the letter agreement by and between the Company and Falconhead Capital, LLC, dated as of the date hereof.

“Principal Market” means the NASDAQ Over-the-Counter Bulletin Board.

“Purchase Price” shall have the meaning assigned to such term in Section 1.1.

“Reporting Period” shall have the meaning assigned to such term in Section 5.1.

“Rights Period” means the period from the Closing Date to the Rights Termination Date.

“Rights Termination Date” means the earlier of (i) the first date upon which both of the following have occurred: (A) the Debt Termination Date and (B) the Equity Termination Date and (ii) the repayment in full of all amounts outstanding under the Notes, including all principal and any accrued and unpaid interest thereon.

“Rule 144” shall have the meaning assigned to such term in Section 4.6.

“SEC” means the Securities and Exchange Commission.

“SEC Documents” shall have the meaning assigned to such term in Section 3.9.

“Securities” shall have the meaning assigned to such term in the recitals to this Agreement.

“Securities Act” means the Securities Act of 1933, as amended.

“Shares” shall have the meaning assigned to such term in the recitals to this Agreement.

“Short Sales” means all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Exchange Act, whether or not against the box, and all types of direct and indirect stock pledges, forward sale contracts, options, puts, calls, short sales, swaps, “put equivalent positions” (as defined in Rule 16a-1(h) under the Exchange Act) and similar arrangements (including on a total return basis), whether effected through domestic or non-U.S. broker dealers or foreign regulated brokers, with respect to any securities not owned by the party undertaking any such arrangement.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity in which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, owned, controlled or held by such Person.

“Termination Event” shall have the meaning assigned to such term in Section 5.7.

“Trading Affiliates” shall have the meaning assigned to such term in Section 4.11(a).

“Transaction Documents” means, collectively, this Agreement, the Notes, the Professional Services Letter and each of the other agreements entered into by the parties hereto in connection with the transactions contemplated by this Agreement.

3.            Representations and Warranties of the Company.  The Company hereby represents and warrants to the Investor as of the date of this Agreement as follows.

3.1            Organization and Qualification.  The Company and each of its Subsidiaries are entities duly organized and validly existing and, to the extent legally applicable, in good standing under the laws of the jurisdiction in which they are formed, and have the requisite power and authorization to own their properties and to carry on their business as now being conducted.  Each of the Company and its Subsidiaries is duly qualified as a foreign entity to do business and, to the extent legally applicable, is in good standing in every jurisdiction in which its ownership of property or the nature of the business conducted by it makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing would not reasonably be expected to have a Material Adverse Effect.

3.2            Authorization; Enforcement; Validity.  The Company has the requisite power and authority to enter into and perform its obligations under the Transaction Documents and to issue the Securities in accordance with the terms hereof and thereof.  The execution and delivery of the Transaction Documents by the Company and the consummation by the Company of the transactions contemplated hereby and thereby, including, without limitation, the issuance of the Securities, have been duly authorized by the Board of Directors and no further filing, consent, or authorization is required by the Company, the Board of Directors or the Company’s stockholders.  This Agreement and the other Transaction Documents of even date herewith have been duly executed and delivered by the Company, and constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies.

3.3            Issuance of Equity Securities.  The issuance of the Shares has been duly authorized and, when issued and delivered against consideration therefor as provided herein, the Shares will be validly issued, fully paid and nonassessable and free from all preemptive or similar rights, taxes, liens and charges with respect to the issue thereof, with the Investor being entitled to all rights accorded to a holder of Common Stock.  Assuming the accuracy of each of the representations and warranties of the Investor set forth in Section 4 of this Agreement, the offer and issuance by the Company of the Securities is exempt from registration under the Securities Act and any applicable state securities laws.

3.4            No Conflicts.  The execution, delivery and performance of the Transaction Documents by the Company and the consummation by the Company of the transactions contemplated hereby and thereby (including, without limitation, the issuance of the Notes and the Shares) will not (i) result in a violation of any certificate of incorporation, certificate of formation, any certificate of designations or other constituent documents of the Company or any of its Subsidiaries, any capital stock of the Company or any of its Subsidiaries or bylaws of the Company or any of its Subsidiaries, (ii) result in a violation of any law, rule, regulation, order, judgment or decree (including foreign, federal and state securities laws and regulations and the rules and regulations of the Principal Market applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected), or (iii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material agreement, indenture or instrument to which the Company or any of its Subsidiaries is a party.

3.5            Consents.  Neither the Company nor any of its Subsidiaries is required to obtain any consent, authorization or order of, make any filing or registration with, or provide any notice to, any court, governmental agency or any regulatory or self-regulatory agency (including the Principal Market) in order for it to execute, deliver or perform any of its obligations under or contemplated by the Transaction Documents, in each case in accordance with the terms hereof or thereof, except for the 8-K Filing.

3.6            No General Solicitation; Broker Fees.  Neither the Company, nor any of its Subsidiaries or affiliates, nor any Person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act) in connection with the offer or sale of the Securities.  The Company shall be responsible for the payment of any placement agent’s fees, financial advisory fees, or brokers’ commissions (other than for persons engaged by the Investor or its investment advisor) relating to or arising out of the transactions contemplated hereby.  The Company shall pay, and hold the Investor harmless against, any liability, loss or expense (including, without limitation, attorney’s fees and out-of-pocket expenses) arising in connection with any such claim.

3.7            No Integrated Offering.  None of the Company, its Subsidiaries, any of their affiliates, and any Person acting on their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would require registration of any of the Securities under the Securities Act or cause this offering of the Securities to be integrated with prior offerings by the Company for purposes of the Securities Act where such integration would cause the loss of the availability of an offering exemption under the Securities Act.  None of the Company, its Subsidiaries, their affiliates and any Person acting on their behalf will take any action or steps referred to in the preceding sentence that would require registration of any of the Securities under the Securities Act or cause the offering of the Securities to be integrated with other offerings where such integration would cause the loss of the availability of an offering exemption under the Securities Act.

3.8            Application of Takeover Protections; Rights Agreement.  The Company and its Board of Directors have taken all necessary action in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under the Shareholder Rights Agreement, dated July 1, 2002, by and between the Company and Corporate Stock Transfer, Inc.) or other similar anti-takeover provision under the Certificate of Incorporation or the laws of the state of its incorporation which is or could become applicable to the Investor as a result of the transactions contemplated by this Agreement, including, without limitation, the Company’s issuance of the Securities and the Investor’s ownership of the Securities.

3.9            SEC Documents; Financial Statements.  During the two (2) years prior to the date hereof, the Company has filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the Exchange Act (all of the foregoing filed prior to the date hereof and all exhibits included therein and financial statements, notes and schedules thereto and documents incorporated by reference therein being hereinafter referred to as the “SEC Documents”).  Except as set forth on Schedule 3.9, the Company has no SEC Documents that are not available on the EDGAR system.  Except as set forth on Schedule 3.9, as of their respective filing dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  As of their respective filing dates, the financial statements of the Company included in the SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto.  Such financial statements have been prepared in accordance with GAAP, during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of the Company as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).  No other documents or information provided in writing by or on behalf of the Company to the Investor which are not included in the SEC Documents, including, without limitation, information referred to in Section 4.4 of this Agreement or in any disclosure schedules, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements therein, in the light of the circumstance under which they are or were made, not misleading; provided, however, that the Company makes no representations or warranties with respect to any projections, forecasts or other forward-looking information.

3.10            Absence of Certain Changes.  Since September 30, 2009, except as specifically disclosed in the SEC Documents, there has been no Material Adverse Effect.  Except as disclosed in Schedule 3.10, since September 30, 2009, the Company has not (i) declared or paid any dividends, (ii) sold any assets, individually or in the aggregate, in excess of $100,000 outside of the ordinary course of business, (iii) had capital expenditures, individually or in the aggregate, in excess of $500,000, (iv) made or suffered any amendment to any material contract or cancelled, modified or waived any material debts or claims held by it or waived any rights, or (v) entered into any material transaction other than in the ordinary course of business consistent with past practice.

3.11            No Undisclosed Events, Liabilities, Developments or Circumstances.  No event, liability, development or circumstance has occurred or exists with respect to the Company, its Subsidiaries or their respective business, properties, prospects, operations or financial condition, that would be required to be disclosed by the Company under the Exchange Act and which has not been publicly announced.

3.12            Conduct of Business; Regulatory Permits.  Neither the Company nor any of its Subsidiaries is in violation of any term of or in default under its certificate of incorporation, any certificate of designations of any outstanding series of preferred stock of the Company or the bylaws or their organizational charter or bylaws, respectively.  Neither the Company nor any of its Subsidiaries is in violation of any judgment, decree or order or any statute, ordinance, rule or regulation applicable to the Company or its Subsidiaries, and neither the Company nor any of its Subsidiaries will conduct its business in violation of any of the foregoing, except for possible violations which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  During the two (2) years prior to the date hereof, (i) the Common Stock has been designated for quotation on the Principal Market, (ii) trading in the Common Stock has not been suspended by the SEC or the Principal Market and (iii) the Company has received no communication, written or oral, from the SEC or the Principal Market regarding the suspension or delisting of the Common Stock from the Principal Market.  The Company and its Subsidiaries possess all certificates, authorizations and permits issued by the appropriate regulatory authorities necessary to conduct their respective businesses, except where the failure to possess such certificates, authorizations or permits would not have, individually or in the aggregate, a Material Adverse Effect, and neither the Company nor any such Subsidiary has received any notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit.

3.13            Foreign Corrupt Practices.  Neither the Company nor any of its Subsidiaries nor any director, officer, agent, employee or other Person acting on behalf of the Company or any of its Subsidiaries has, in the course of its actions for, or on behalf of, the Company or any of its Subsidiaries (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

3.14            Sarbanes-Oxley Act.  The Company is in compliance with any and all applicable requirements of the Sarbanes-Oxley Act of 2002, as amended, that are effective as of the date hereof, and any and all applicable rules and regulations promulgated by the SEC thereunder that are effective as of the date hereof.

3.15            Transactions With Affiliates.  Except as set forth in the SEC Documents and other than the grant of stock options disclosed on Schedule 3.16, none of the officers, directors or employees of the Company or any of its Subsidiaries is presently a party to any transaction with the Company or any of its Subsidiaries (other than for ordinary course compensation for services as employees, officers or directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any such officer, director or employee or, to the knowledge of the Company or any of its Subsidiaries, any Person in which any such officer, director, or employee has a substantial interest or is an officer, director, trustee or partner.

3.16            Equity Capitalization.  As November 16, 2009, the authorized capital stock of the Company consists of (a) 300,000,000 shares of Common Stock, of which as of the date hereof, 283,803,343 are issued and outstanding, 288,081 shares are reserved and available for issuance pursuant to the Company’s stock option and purchase plans and 862,965 shares are reserved for issuance pursuant to securities (other than the aforementioned options) exercisable or exchangeable for, or convertible into, shares of Common Stock, (b) 5,850,000 shares of undesignated preferred stock, of which as of the date hereof, none are issued and outstanding, (c) 150,000 shares of Series A Junior Participating Preferred Stock, par value $0.001 per share, of which as of the date hereof, none are issued and outstanding, and (d) 4,000,000 shares of Series B Preferred Stock, par value $0.001 per share, of which as of the date hereof, 2,362,745 shares are issued and outstanding.  All of such outstanding shares have been, or upon issuance will be, validly issued and are fully paid and nonassessable and were not issued in violation of any preemptive rights.  Except as disclosed in Schedule 3.16 or pursuant to this Agreement: (i) none of the Company’s capital stock is subject to preemptive rights or any other similar rights or any liens or encumbrances suffered or permitted by the Company; (ii) there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any capital stock of the Company or any of its Subsidiaries, or contracts, commitments, understandings or arrangements by which the Company or any of its Subsidiaries is or may become bound to issue additional capital stock of the Company or any of its Subsidiaries or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any capital stock of the Company or any of its Subsidiaries; (iii) there are no outstanding debt securities, notes, credit agreements, credit facilities or other agreements, documents or instruments evidencing Indebtedness of the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries is or may become bound; (iv) there are no financing statements securing obligations in any material amounts, either singly or in the aggregate, filed in connection with the Company or any of its Subsidiaries; (v) there are no agreements or arrangements under which the Company or any of its Subsidiaries is obligated to register the sale of any of their securities under the Securities Act; (vi) there are no outstanding securities or instruments of the Company or any of its Subsidiaries which contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which the Company or any of its Subsidiaries is or may become bound to redeem a security of the Company or any of its Subsidiaries; (vii) there are no securities or instruments containing anti-dilution or similar provisions that will be triggered by the issuance of the Securities; (viii) the Company does not have any stock appreciation rights or “phantom stock” plans or agreements or any similar plan or agreement; and (ix) the Company and its Subsidiaries have no liabilities or obligations required to be disclosed in the SEC Documents but not so disclosed in the SEC Documents, other than, with respect to this clause (ix), those incurred in the ordinary course of the Company’s or its Subsidiaries’ respective businesses and which, individually or in the aggregate, do not or would not have a Material Adverse Effect.  The Company has furnished to the Investor true, correct and complete copies of the Certificate of Incorporation and the Bylaws, and the terms of all securities convertible into, or exercisable or exchangeable for, shares of Common Stock and the material rights of the holders thereof in respect thereto.

3.17            Indebtedness and Other Contracts.  Except for Permitted Indebtedness and as disclosed in Schedule 3.17, neither the Company nor any of its Subsidiaries (i) has any outstanding Indebtedness, (ii) is in default under any contract, agreement or instrument, except where such defaults would not reasonably result, individually or in the aggregate, in a Material Adverse Effect, (iii) is in violation of any term of or in default under any contract, agreement or instrument relating to any Indebtedness, except where such violations and defaults would not result, individually or in the aggregate, in a Material Adverse Effect, or (iv) is a party to any contract, agreement or instrument relating to any Indebtedness, the performance of which, in the judgment of the Company’s officers, has or is expected to have a Material Adverse Effect.

3.18            Absence of Litigation.  Except as set forth in Schedule 3.18, there is no action, suit, proceeding, inquiry or investigation before or by the Principal Market, any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries or any of the Company’s or its Subsidiaries’ officers or directors except where such would not be, individually or in the aggregate, material to the Company or any of its Subsidiaries.

3.19            Insurance.  The Company and each of its Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as management of the Company believes to be prudent and customary in the businesses in which the Company and its Subsidiaries are engaged.

3.20            Employee Relations.

(a)  Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or employs any member of a union, and the Company is not aware of any activities involving the organization of a collective bargaining agreement or a union by employees of the Company or any of its Subsidiaries.  The Company and its Subsidiaries believe that their relations with their employees are good.  No executive officer of the Company or any of its Subsidiaries (as defined in Rule 501(f) of the Securities Act) has notified the Company or any such Subsidiary that such officer intends to leave the Company or any such Subsidiary or otherwise terminate such officer’s employment with the Company or any such Subsidiary.  No executive officer of the Company or any of its Subsidiaries is, or is now expected to be, in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement, non-competition agreement, or any other contract or agreement or any restrictive covenant, and the continued employment of each such executive officer does not subject the Company or any of its Subsidiaries to any liability with respect to any of the foregoing matters.

(b)  The Company and its Subsidiaries are in compliance with all federal, state, local and foreign laws and regulations respecting labor, employment and employment practices and benefits, terms and conditions of employment and wages and hours, except where failure to be in compliance would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

3.21            Property.  The Company and its Subsidiaries (i) own or have valid leasehold interests in all of their leased real property and (ii) have title to, or valid leasehold interests in, all of their personal property and assets that are material to its business.  As of the Closing Date, none of the real property or assets of the Company or any of its Subsidiaries are subject to any liens other than liens arising from Permitted Indebtedness, except, in each case, such liens or encumbrances that do not materially affect the value of such property and do not interfere with the use made and proposed to be made of such property by the Company and any of its Subsidiaries.  The leased real property and personal property and assets used in the business of the Company and its Subsidiaries are in good operating condition, ordinary wear and tear excepted, and constitute all assets, properties, interests in properties and rights necessary to permit the Company and its Subsidiaries to carry on their business consistent with past practice.  Neither the Company nor any of its Subsidiaries owns or has ever owned any real property.

3.22            Intellectual Property Rights.  The Company and its Subsidiaries own, is licensed to use or otherwise has the valid and enforceable right to use all trademarks, service marks and all applications and registrations therefor, trade names, patents, patent rights, copyrights, original works of authorship, inventions, trade secrets and other intellectual property rights (“Intellectual Property Rights”) necessary for the conduct of its business as currently conducted that is material to the condition (financial or other), business or operations of such Person and all such Intellectual Property is fully protected and/or duly and properly registered, filed or issued in the appropriate office and jurisdictions for such registrations, filings or issuances.  Except as set forth on Schedule 3.22, the use of such Intellectual Property by the Company and its Subsidiaries and the conduct of their businesses does not and has not been alleged by any Person to infringe on the material rights of any Person.  The Company and its Subsidiaries have taken reasonable security measures to protect the secrecy, confidentiality and value of all of their Intellectual Property Rights.

3.23            Environmental Laws.  The Company and its Subsidiaries (i) are in compliance with any and all Environmental Laws, (ii) have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses, and (iii) are in compliance with all terms and conditions of any such permit, license or approval except where, in each of the foregoing clauses (i), (ii) and (iii), the failure to so comply would be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

3.24            Subsidiaries.  The Company has no Subsidiaries except as set forth on Schedule 3.24.  Schedule 3.24 sets forth the authorized and outstanding capital stock of each Subsidiary of the Company.  All the outstanding shares of capital stock of, or other equity interests in, each Subsidiary of the Company have been duly authorized and validly issued and are fully paid and nonassessable and are owned directly or indirectly by the Company free and clear of all liens, pledges, charges, mortgages, encumbrances, adverse rights or claims and security interests of any kind or nature whatsoever (including any restriction on the right to vote or transfer the same, except for such transfer restrictions of general applicability as may be provided under the Securities Act, and the “blue sky” laws of the various States of the United States).  The Company or one of its Subsidiaries has the unrestricted right to receive dividends and distributions on, all capital securities of its Subsidiaries.

3.25            Tax Status.  The Company and each of its Subsidiaries (i) has made or filed all foreign, federal and state income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject, (ii) has paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and (iii) has set aside on its books provision reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply.  There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Company know of no basis for any such claim.

3.26            Internal Accounting and Disclosure Controls.  The Company and each of its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset and liability accountability, (iii) access to assets or incurrence of liabilities is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets and liabilities is compared with the existing assets and liabilities at reasonable intervals and appropriate action is taken with respect to any difference.  The Company maintains disclosure controls and procedures (as such term is defined in Rule 13a-14 under the Exchange Act) that are effective in ensuring that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the rules and forms of the SEC, including, without limitation, controls and procedures designed in to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is accumulated and communicated to the Company’s management, including its principal executive officer or officers and its principal financial officer or officers, as appropriate, to allow timely decisions regarding required disclosure.  Other than as disclosed in the SEC Documents, during the twelve months prior to the date hereof neither the Company nor any of its Subsidiaries have received any notice or correspondence from any accountant relating to any potential material weakness in any part of the system of internal accounting controls of the Company or any of its Subsidiaries.

3.27            Off Balance Sheet Arrangements.  There is no transaction, arrangement, or other relationship between the Company and an unconsolidated or other off balance sheet entity that is required to be disclosed by the Company in the SEC Documents and is not so disclosed or that otherwise would be reasonably likely to have a Material Adverse Effect.

3.28            Investment Company Status.  The Company is not, and upon consummation of the sale of the Securities will not be, an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

3.29            Transfer Taxes.  On the Closing Date, all stock transfer or other taxes (other than income or similar taxes) that are required to be paid in connection with the sale and transfer of the Securities to be sold to the Investor hereunder will be, or will have been, fully paid or provided for by the Company, and all laws imposing such taxes will be or will have been complied with.

3.30            Manipulation of Price.  The Company has not, and to its knowledge no one acting on its behalf has, (i) taken, directly or indirectly, any action designed to cause or to result, or that could reasonably be expected to cause or result, in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of any of the Securities, (ii) sold, bid for, purchased, or paid any compensation for soliciting purchases of, any of the Securities or (iii) paid or agreed to pay to any person any compensation for soliciting another to purchase any other securities of the Company.

3.31            U.S. Real Property Holding Corporation.  The Company is not, nor has ever been, a U.S. real property holding corporation within the meaning of Section 897 of the Internal Revenue Code of 1986, as amended.

3.32            Disclosure.  No event or circumstance has occurred or information exists with respect to the Company or any of its Subsidiaries or its or their business, properties, prospects, operations or financial conditions, which, under applicable law, rule or regulation, requires public disclosure or announcement by the Company but which has not been so publicly announced or disclosed.

3.33            Material Customers, Distributors and Suppliers.  Since December 31, 2008, no material customer, distributor or supplier of the Company or its Subsidiaries has given the Company or its Subsidiaries any notice terminating, suspending, or reducing in any material respect, or specifying an intention to terminate, suspend, or reduce in any material respect in the future, or otherwise reflecting an adverse change in, the business relationship between such customer, distributor or supplier and the Company or its Subsidiaries, there has not been any materially adverse change in the business relationship of the Company or its Subsidiaries with any such customer, distributor or supplier, and the Company has no reason to believe that there will be any such adverse change in the future either as a result of the consummation of the transactions contemplated hereby or otherwise.

4.            Representations and Warranties of the Investor.  The Investor hereby represents, warrants and covenants to the Company as of the date of this Agreement as follows:

4.1            No Sale or Distribution.  The Investor is acquiring the Securities for its own account and not with a view towards, or for resale in connection with, the public sale or distribution thereof in violation of any securities laws.  The Investor is acquiring the Securities hereunder in the ordinary course of its business.  The Investor does not presently have any agreement or understanding, directly or indirectly, with any Person to distribute any of the Securities.

4.2            Accredited Investor Status.  The Investor is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D under the Securities Act.

4.3            Reliance on Exemptions.  The Investor understands that the Securities are being offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that the Company is relying in part upon the truth and accuracy of, and the Investor’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of the Investor set forth herein in order to determine the availability of such exemptions and the eligibility of the Investor to acquire the Securities.

4.4            Information.  The Investor and its advisors, if any, have been furnished with all materials relating to the business, finances and operations of the Company and materials relating to the offer and sale of the Securities that have been requested by the Investor.  The Investor and its advisors, if any, have been afforded the opportunity to ask questions of the Company.  Neither such inquiries nor any other due diligence investigations conducted by the Investor or its advisors, if any, or its representatives shall modify, amend or affect the Investor’s right to rely on the Company’s representations and warranties contained herein.  The Investor understands that its investment in the Securities involves a high degree of risk and is able to afford a complete loss of such investment.  The Investor understands that nothing in this Agreement or any other materials presented to the Investor in connection with the purchase and sale of the Securities constitutes legal, tax or investment advice.  The Investor has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Securities.

4.5            No Governmental Review.  The Investor understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Securities or the fairness or suitability of the investment in the Securities nor have such authorities passed upon or endorsed the merits of the offering of the Securities.

4.6            Transfer or Resale.  The Investor understands that except as provided herein: (i) the Securities have not been and are not being registered under the Securities Act or any state securities laws, and may not be offered for sale, sold, assigned or transferred unless (A) subsequently registered thereunder, (B) the Investor shall have delivered to the Company an opinion of counsel, in a form reasonably acceptable to the Company, to the effect that such Securities to be sold, assigned or transferred may be sold, assigned or transferred pursuant to an exemption from such registration, or (C) the Investor provides the Company with reasonable assurance that such Securities can be sold, assigned or transferred pursuant to Rule 144 promulgated under the Securities Act, as amended (or a successor rule thereto) (collectively, “Rule 144”) (provided, however, that in the event any transfer agent or similar third party shall require an opinion of counsel in connection with a transfer made pursuant to Rule 144, the Company’s counsel shall be asked to issue such opinion, at the Company’s expense and the Investor making such transfer shall provide any and all documentation and/or back-up certificates reasonably necessary for such counsel to issue such opinion); (ii) any sale of the Securities made in reliance on Rule 144 may be made only in accordance with the terms of Rule 144 and further, if Rule 144 is not applicable, any resale of the Securities under circumstances in which the seller (or the Person through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the Securities Act) may require compliance with some other exemption under the Securities Act or the rules and regulations of the SEC thereunder; and (iii) neither the Company nor any other Person is under any obligation to register the Securities under the Securities Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder.

4.7            Legends.  The Investor understands that the certificates or other instruments representing the Shares shall bear any legend as required by the “blue sky” laws of any state and one or more restrictive legends in substantially the following form (and a stop-transfer order may be placed against transfer of such stock certificates):

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS.  THESE SECURITIES MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

The legend set forth above shall be removed and the Company shall issue certificates without such legend to the holder of the Shares upon which it is stamped, if, unless otherwise required by state securities laws, (i) such Shares are registered for resale under the Securities Act, (ii) in connection with a sale, assignment or other transfer, such holder provides the Company with an opinion of a law firm reasonably acceptable to the Company, in form reasonably acceptable to the Company, to the effect that such sale, assignment or transfer of the Shares may be made without registration under the applicable requirements of the Securities Act, or (iii) such holder provides the Company with reasonable assurance that the Shares can be sold, assigned or transferred pursuant to Rule 144.

4.8            Validity; Enforcement.  The Investor has full power and authority and has taken all required action necessary to permit it to execute and deliver and to carry out the terms of each of the Transaction Documents to which it is a party.  The Transaction Documents to which the Investor is a party have been duly authorized, executed and delivered on behalf of the Investor and constitute the legal, valid and binding obligations of the Investor enforceable against the Investor in accordance with their respective terms, except as such enforceability may be limited by general principles of equity or to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies.

4.9            No Conflicts.  The execution, delivery and performance by the Investor of the Transaction Documents to which the Investor is a party and the consummation by the Investor of the transactions contemplated hereby and thereby will not (i) result in a violation of the organizational documents of the Investor or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material agreement, indenture or instrument to which the Investor is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws) applicable to the Investor, except in the case of clauses (ii) and (iii) above, for such conflicts, defaults, rights or violations which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Investor to perform its obligations hereunder.

4.10            Residency.  The Investor’s principal place of business is that jurisdiction specified below its signature on the signature pages to this Agreement.

4.11            Certain Trading Activities.

(a)  Except for the transactions contemplated by the 2009 Purchase Agreement and other than with respect to the transactions contemplated herein, since the time that the Investor was first contacted by the Company or any other Person regarding the transactions contemplated hereby, neither the Investor nor any Affiliate of the Investor which (x) had knowledge of the transactions contemplated hereby, (y) has or shares discretion relating to the Investor’s investments or trading or information concerning the Investor’s investments, including in respect of the Shares and (z) is subject to the Investor’s review or input concerning such Affiliate’s investments or trading (collectively, “Trading Affiliates”) has directly or indirectly, nor has any Person acting on behalf of or pursuant to any understanding with the Investor or Trading Affiliate, effected or agreed to effect any transactions in the securities of the Company (including without limitation, any Short Sales involving the Company’s securities).

(b)  The Investor shall not, and shall cause its Trading Affiliates not to, engage, directly or indirectly, in any Short Sales involving the Company’s securities at any time during the period from the Closing Date to the sixty-six (66) month anniversary of the Closing Date.

(c)  The Investor hereby covenants and agrees that, unless the Company shall otherwise expressly consent in writing, it will not, and it will cause its Trading Affiliates not to, directly or indirectly, offer, sell, contract to sell or otherwise dispose of any of the Shares to any Person that the Investors actually knows to be a direct competitor of the Company, provided, however, that the foregoing restriction shall not apply in connection with any underwritten public offering of Shares in which the Investor participates pursuant to the rights set forth in Section 7 below or otherwise.

(d)  The Investor hereby covenants and agrees that, in the event that an Investor Registration Statement filed pursuant to Section 7.1 below is declared effective by the SEC, the Investor will not, pursuant to such Investor Registration Statement, sell or otherwise dispose of Shares that in the aggregate constitute more than fifty percent (50%) of the total number of Shares registered under the Investor Registration Statement during the six (6) month period following the date such Investor Registration Statement is declared effective by the SEC.

(e)  The Investor is not the Beneficial Owner of any shares of the Company’s Common Stock, including securities exercisable for or convertible into shares of Common Stock, other than the Common Stock acquired pursuant to the 2009 Purchase Agreement.

(f)  The Investor agrees that for so long as the Investor Nominee serves on the Board of Directors, the Investor will be bound by the terms of the Company’s insider trading policy and that any transactions effected in the Company’s securities will be made in compliance with this policy.

4.12            Confidentiality.  The Investor covenants that until such time as the transactions contemplated by this Agreement are publicly disclosed by the Company as described in Section 5.5, the Investor will maintain the confidentiality of the existence and terms of this transaction and the information included in the Transaction Documents except to the extent the Investor is required by law or legal or regulatory process to make a disclosure with respect to such matters.

5.            Affirmative Covenants.  The Company covenants and agrees with the Investor that it will take the following actions:

5.1            Reporting Status.  Until the earlier of (i) the date on which the Investor shall have sold all the Shares, or (ii) the Investor is eligible to sell all of the Shares without any limitation or restriction under Rule 144 and the Investor owns less than 2% of the issued and outstanding Common Stock  (the “Reporting Period”), the Company shall timely file all reports required to be filed with the SEC pursuant to the Exchange Act, and the Company shall not terminate its status as an issuer required to file reports under the Exchange Act even if the Exchange Act or the rules and regulations thereunder would no longer require or otherwise permit such termination.

5.2            Use of Proceeds.  The proceeds from the Initial Securities contemplated by this Agreement (net of the expenses directly incurred in connection with the transactions contemplated by this Agreement) shall be used exclusively for general corporate uses, including working capital and capital expenditures for dispensing equipment and other capital items and for the payment of principal and interest on existing Indebtedness.  The proceeds from the Additional Securities contemplated by this Agreement shall be used exclusively to pay any accrued interest and principal amounts on the 2009 Notes if and when due on the 2009 Notes Payment Dates.

5.3            Information Rights.  The Company will send the following to the Investor during the Reporting Period (i) unless the following are filed with the SEC through EDGAR and are available to the public through the EDGAR system, within one (1) Business Day after the filing thereof with the SEC, a copy of its Annual Reports and Quarterly Reports on Form 10-K and 10-Q, any interim reports or any consolidated balance sheets, income statements, stockholders’ equity statements and/or cash flow statements for any period other than annual, any Current Reports on Form 8-K and any registration statements (other than on Form S-8) or amendments filed pursuant to the Securities Act, (ii) unless the following are publicly released via a newswire service, within one (1) Business Day after the release thereof, facsimile or e-mailed copies of all press releases issued by the Company or any of its Subsidiaries, and (iii) copies of any notices and other information made available or given to the stockholders of the Company generally, contemporaneously with the making available or giving thereof to the stockholders.  For so long as the Investor holds any Note, within thirty (30) days after the end of each month, the Company shall provide the Investor with an unaudited consolidated balance sheet, statement of operations and statement of cash flow of the Company and its Subsidiaries for such month ended.  At any time, and from time to time, the Investor may, at its sole election, notify the Company that it does not desire to receive any or some of the information referenced in the immediately preceding sentence, and in such event, the Company shall not provide the Investor such information during the period specified by the Investor.

5.4            Fees.  Each of the Company and the Investor shall indemnify the other against all liabilities incurred by the indemnified party with respect to claims related to any placement agent’s fees, financial advisory fees, or broker’s commissions relating to or arising out of the transactions contemplated hereby, arising out of arrangements between the party asserting such claims and the indemnifying party, and all costs and expenses (including without limitation reasonable fees of counsel) of investigating and defending such claims.

5.5            Disclosure of Transactions and Other Material Information.  On or before 5:30 p.m., New York City time, on the second Business Day following the date of this Agreement, the Company shall issue a press release and file a Current Report on Form 8-K describing the terms of the transactions contemplated by the Transaction Documents in the form required by the Exchange Act (the “8-K Filing”); provided that the Company shall provide a copy of the proposed 8-K Filing (including the press release) to the Investor as promptly as practicable in advance, and in any event at least forty-eight (48) hours in advance, of the release or filing the 8-K Filing and shall not include any items in such 8-K Filing (including the press release) to which the Investor or its counsel reasonably object.  In the event the Investor or the Company proposes to issue any future press release referencing the other party by name, the party proposing to make issue such press release shall provide a copy of the proposed press release to the other party as promptly as practicable in advance of the issuance of such press release and shall not include any items in such press release to which the other party or its counsel reasonably object.

5.6            Board Nominee.  Until the Governance Termination Date, the Company covenants and agrees to take any and all actions as may be required to nominate one representative designated by the Investor (the “Investor Nominee”) to be elected to the Board of Directors at each annual meeting of the Company’s stockholders occurring during the Governance Period.  As compensation for service on the Company’s Board of Directors, the Investor Nominee shall be entitled to receive (and direct payment if requested) the same amount and type of compensation as may be paid by the Company to other non-employee directors, as well as reimbursement for his or her reasonable out-of-pocket expenses (including travel expenses) incurred in attending in-person board meetings, subject to reimbursement policies generally applicable to the Board of Directors.  To the extent the Investor has identified the Investor Nominee prior to the first meeting of the Board of Directors following the Closing (and if no such Investor Nominee has then been named, prior to the next meeting of the Board of Directors after such Investor Nominee has been named), such person shall be appointed to the Board of Directors as the Investor Nominee and the Company shall enter into a director and officer indemnification agreement with such Investor Nominee, which shall be in a form reasonably acceptable to the Investor that the Company provides to its current directors.  For so long as the Investor has the right to nominate a representative to be elected to the Board of Directors (whether pursuant to this Agreement or the 2009 Purchase Agreement), at least one of the Investor’s nominees on the Board of Directors shall be a member of the Company’s Governance and Nominating Committee (or similar Committee) if such Committee exists and provided that such director is “independent” (as defined in and to the extent required by any applicable SEC rules and regulations and any applicable rules and regulations of any securities exchange on which the Common Stock is then listed).

5.7            Chief Executive Officer.  The Company covenants and agrees that in the event that the Board of Directors terminates the employment of Cody C. Ashwell after the date hereof and prior to the Rights Termination Date (a “Termination Event”), and such termination is either (i) without Cause, or (ii) without obtaining the Investor’s prior written consent, then the Company, at its sole discretion upon action of the Board of Directors shall either (X) take any and all actions as may be required to nominate a second representative designated by the Investor (in addition to the Investor Nominee) to be elected to the Board of Directors at each annual meeting of the Company’s stockholders occurring during the Governance Period (with such additional Investor Nominee being elected to the Board of Directors prior to the first meeting of the Board of Directors after the occurrence of a Termination Event and with such Investor Nominee having the same rights under this Agreement as the Investor Nominee appointed pursuant to Section 5.6) or (Y) within 180 days of the effective date of the Termination Event, prepay the Investor’s Notes in an amount equal to the lesser of (1) the aggregate principal amounts then outstanding under such Notes and (2) 50% of the original principal amount of all the Notes issued pursuant to this Agreement.

5.8            Executive Officers.  The Company covenants and agrees that it will consult with and allow the Investor Nominee the opportunity to participate in the interviewing and the hiring of any Executive Officer of the Company during the Rights Period.

5.9            Rights Granted to Third Parties in Additional Financings.  If the Company consummates any Subsequent Financing (as defined below) after the Closing Date and grants the lenders, investors or other parties to any such financings any Rights (as defined below) more favorable in any material respect than those held by the Investor or not then held by the Investor, then the Investor shall be granted equivalent Rights (on a pari passu or pro rata basis, as applicable) concurrently with the closing of such Subsequent Financing. For purposes hereof, “Rights” shall mean any of the following contractual or similar rights: (1) rights to unilaterally approve, consent to or veto any actions of the Company or its subsidiaries, whether or not within the power of the Board of Directors or management or the stockholders or any group of stockholders of the Company, (2) disproportionately increased rights of participation in future debt or equity financings or a sale of the Company (or substantially equivalent rights), (3) stock registration rights, and (4) extraordinary or disproportionate indemnification rights.  For the avoidance of doubt, Rights shall not include (1) the right to any Board of Directors seat(s) so long as no single person or group is granted the right to nominate more than three members to the Board of Directors, (2) any customary terms and conditions and other agreements granted to any financial institutions in connection with any senior secured financing or credit facility (3) any agreements entered into with investment banks or financial advisors regarding any potential financings, acquisition, disposition, public offering or pursuit of strategic alternatives or (4) rights held by statute (including the Delaware General Corporation Law) or pursuant to the Company’s Certificate of Incorporation or Bylaws (each as in effect as of the date hereof), in each case, as a result of being the owner of a majority of the Company’s Common Stock.  This provision shall terminate upon the earlier of (1) the Governance Termination Date and (2) the Company achieving Consolidated EBITDA (as defined in the Notes) of $7.5 million.  For purposes of this Section 5.9, the term “Subsequent Financing” shall mean the offering and sale of any debt or equity security by the Company, specifically excluding any issuances under the Company’s equity compensation plan.

6.            Negative Covenants.

6.1            Approval Rights.  The Company covenants and agrees with the Investor that from and after the Closing Date, unless the Investor shall otherwise expressly consent in writing, the Company will not, or permit any of its Subsidiaries to, as applicable, take any of the following actions:

(a)  declare or pay any dividend or other distribution on its capital stock (except as required on the Company’s existing Series B Preferred Stock); or

(b)  authorize or issue, by reclassification or otherwise, any capital stock of the Company that has any rights, preferences or privileges senior to the Common Stock (or in the case of any Subsidiary, issue any capital stock to any Person other than the Company or another Subsidiary); or

(c)  incur any Indebtedness (other than Permitted Indebtedness); or

(d)  sell all or substantially all its assets; or

(e)  amend or modify the Certificate of Incorporation or Bylaws in a manner that is adverse to the Investor; or

(f)  liquidate, dissolve or wind up; or

(g)  make any material change in its line of business or enter into any new line of business outside of the manufacturing and marketing of beverage and ingredient systems; or

(h)  increase the size of the Board of Directors to more than nine (9) directors; or

(i)  enter into any agreement with any Affiliate other than agreements entered into on commercially reasonable, arms-length terms and conditions.

6.2            Stock Splits and Changes in Authorized Shares.  Notwithstanding anything to the contrary contained in Section 6.1, the Investor’s prior written consent pursuant to this Agreement shall not be required in connection with the effectuation by the Company of any stock split, reverse stock split or other change in the Company’s authorized capital stock, including an increase in the authorized capital stock.

6.3            Termination of Approval Rights.  The negative covenants contained in Section 6.1 above, and the obligation of the Company to obtain the prior written approval of the Investor in connection therewith, shall terminate and be of no further force and effect as of the Rights Termination Date.

7.            Registration Rights.

7.1            Piggy-Back Registrations.  If at any time the Company shall determine to prepare and file with the SEC a registration statement relating to an offering, either for the Company’s own account or the account of others, under the Securities Act of any of its equity securities, other than on Form S-4 or Form S-8 (each as promulgated under the Securities Act) or their then equivalents relating to equity securities to be issued solely in connection with any acquisition of any entity or business or equity securities issuable in connection with stock option or other employee benefit plans, then the Company shall promptly send to the Investor written notice of such determination and, if within ten (10) Business Days after receipt of such notice, the Investor shall so request in writing, the Company shall include in such registration statement all or any part of the Shares the Investor requests to be registered, subject to (i) any limitations that may be imposed by the SEC regarding the number of Shares that may be included in the registration statement and (ii) customary underwriter or placement agent pro-rata cutbacks applicable to all Persons registering shares pursuant to such registration statement, if any, due to a reasonable objection from the underwriters or placement agents that the inclusion of such Shares would materially adversely affect the contemplated offering; provided, however, that if, after the application of any such limitations or cutbacks (but excluding cutbacks made pursuant to SEC rules, regulations or policies), the number of Shares requested to be registered on behalf of the Investor constitutes less than 25% of the aggregate amount of the securities to be registered on such registration statement, and if the Investor so requests, then the Company shall, within 180 days following the effective date of the registration statement to which cutback applied, prepare and file an additional registration statement (the “Investor Registration Statement”) covering the resale by the Investor of all of the Shares then held by the Investor, subject to any limitations that may be imposed by the SEC regarding the number of Shares that may be included in such Investor Registration Statement, and use reasonable best efforts to have such Investor Registration Statement declared effective within such 180 day period and kept effective until the earlier of (i) such time as when all of the Shares are sold thereunder, or (ii) the end of the Reporting Period.  If the Company becomes obligated to prepare and file an Investor Registration Statement, the Company and the Investor shall enter into a customary registration rights agreement covering the obligations of the Company and the Investor in connection therewith.

7.2            Notice of Underwriting in Piggy-Back Registration.  If the registration of which the Company gives notice pursuant to Section 7.1 is for a registered public offering involving an underwriting or a placement by a placement agent, the Company shall so advise the Investor as part of the written notice given pursuant to Section 7.1.  In such event, the right of the Investor to include any Shares in such registration statement shall be conditioned upon the Investor (together with the Company and any other holders registering their securities through such offering) entering into an underwriting agreement or placement agent agreement, as applicable, with the underwriters or placement agents for such offering.  The Investor shall have no right to participate in the selection of the underwriters for an offering pursuant to this Section 7.

7.3            Information Furnished by Investor.  It shall be a condition precedent of the Company’s obligations to include any Shares in a registration statement under this Section 7 that the Investor furnish to the Company such information regarding the Investor and the distribution proposed by the Investor as the Company may reasonably request.

7.4            Expenses.  All expenses incurred by the Company in complying with this Section 7, including without limitation, all federal and state registration, qualification and filing fees, printing expenses, fees and disbursements of counsel for the Company, “blue sky” fees, fees of transfer agents and registrars, expenses and the expenses of special audits incident to or required by any such registration and the fees and disbursements of counsel to the Investor (not to exceed $25,000) shall be borne by the Company.  Any underwriting discounts and selling commissions applicable to the sale of the Shares pursuant to a registration statement under this Section 7 shall be borne by the Investor.

7.5            Termination of Registration Rights.  The rights contained in this Section 7 shall terminate at the end of the Reporting Period; provided, however, that the rights in Section 7.1 with respect to an Investor Registration Statement shall terminate upon such time as the Investor is eligible to sell all of the Shares held by the Investor under Rule 144 without any restriction or limitation and the Shares held by the Investor represent less than five percent (5%) of the Company’s outstanding Common Stock at such time.

8.            Preemptive Rights.

8.1            Right of First Offer.  Subject to the terms and conditions of this Section 8.1 and applicable securities laws, if at any time during the Preemptive Period the Company proposes to offer, sell or issue any New Securities, the Company shall first offer such New Securities to the Investor.

(a)  The Company shall give the Investor notice that has a bona fide intention to offer New Securities (the “Offer Notice”) and that the Investor may, within five (5) Business Days following the delivery of the Offer Notice, request additional written information relating to the proposed offering, including the number of New Securities to be offered and the price and terms on which it proposes to offer such New Securities. If the Investor requests such additional information, the Company shall provide that information promptly, and in any event, within 24 hours.

(b)  By notification to the Company within ten (10) Business Days after the Offer Notice is given, the Investor may elect to purchase or otherwise acquire, at the price and on the terms specified in the Offer Notice, up to that portion of such New Securities which equals (i) in the case of an offer of New Equity Securities, the proportion that the Shares held by the Investor bears to the total Common Stock of the Company then outstanding or (ii) in the case of an offer of New Debt Securities, the proportion that the aggregate unpaid principal amount, accrued interest and other amounts (if any) owing to the Investor under the Notes or any other Indebtedness held by the Investor bears to the total outstanding Indebtedness of the Company, in each case measured as of the date the Offer Notice is given.  The closing of any sale pursuant to this Section 8.1(b) shall occur within the later of twenty (20) Business Days of the date that the Offer Notice is given and the date of initial sale of New Securities pursuant to Section 8.1(c); provided that such closing may be delayed with respect to the Investor pending receipt of any necessary government approvals.

(c)  At the expiration of the ten (10) Business Day period following the giving of the Offer Notice, the Company may, during the ninety (90) day period thereafter, offer and sell the remaining unsubscribed portion of such New Securities to any Person or Persons at a price not less than, and upon terms no more favorable to the offeree than, those specified in the Offer Notice.  If the Company does not enter into an agreement for the sale of the New Securities within such period, the right provided hereunder shall be deemed to be revived and such New Securities shall not be offered unless first reoffered to the Investor in accordance with this Section 8.1.

8.2            Alternative Procedure.  Notwithstanding any provision hereof to the contrary, if the Board of Directors determines in good faith that complying with the time periods required by Section 8.1 would materially and adversely impact the Company’s liquidity or immediate cash needs, then in lieu of complying with the provisions of Section 8.1, the Company may elect to give notice to the Investor within five (5) Business Days after the issuance of New Securities.  Such notice shall describe the type, price, and terms of the New Securities.  The Investor shall have ten (10) Business Days from the date notice is given to elect to purchase up to the number of New Securities that would, if purchased by the Investor, maintain the Investor’s percentage-ownership position, calculated as set forth in Section 8.1(b) before giving effect to the issuance of such New Securities.  The closing of such sale shall occur within twenty (20) Business Days of the date notice is given to the Investor; provided that such closing may be delayed with respect to the Investor pending receipt of any necessary government approvals.  Notwithstanding the foregoing, in no event shall the Company issue New Securities without complying with Section 8.1 if the terms of such New Securities do not expressly permit application of this Section 8.2

9.            Non-Transferability of Rights.  Notwithstanding anything to the contrary contained in this Agreement or any other Transaction Document, neither the Shares and Notes nor any rights granted to the Investor pursuant to this Agreement, including without limitation, the rights contained in Sections 5, 6, 7 and 8 hereof, may be assigned, transferred, delegated or otherwise disposed of by the Investor to any other Person without the prior written consent of the Company; provided, however, that the Investor may (without such prior written consent but with notice to the Company) assign or transfer any of the Shares or Notes and the rights under this Agreement or any other Transaction Document (including, without limitation, the rights contained in Section 5, 6, 7 and 8 hereof) to any Affiliate of the Investor (each such Affiliate and any other Person consented to in writing by the Company, a “Permitted Transferee”).  Upon any such assignment or transfer, the Permitted Transferee shall agree in writing to be bound by terms and conditions of this Agreement, and the Company shall issue (upon exchange of the Note and/or certificate representing the Shares held by the assigning or transferring Investor) a Note and/or certificate representing the Shares in the amounts assigned or transferred to such Permitted Transferee and a replacement Note and/or certificate representing the Shares to the assigning or transferring Investor for the balance not so assigned or transferred.  As used herein, “Investor” shall include the Investor and any and all Permitted Transferees, and all Notes and Shares held or acquired by any Investor and any and all Permitted Transferees shall be aggregated together for the purpose of implementing or determining the availability of any rights under this Agreement.

10.            Investor Deliveries on the Closing Date and the Additional Closing Dates.

10.1            Closing Date.  At the Closing, the Investor shall make the following deliveries to the Company:

(a)  Transaction Documents.  The Investor shall have executed each of the Transaction Documents to which it is a party and shall deliver the same to the Company.

(b)  Purchase Price.  The Investor shall deliver to the Company the Purchase Price for the Initial Securities by wire transfer of immediately available funds pursuant to the wire instructions provided by the Company.

10.2            Additional Closing Dates.  At each Additional Closing, the Investor shall deliver to the Company the purchase price for the Additional Units being purchased by the Investor on such Additional Closing Date by wire transfer of immediately available funds pursuant to the wire instructions provided by the Company.

11.            Company Deliveries on the Closing Date and the Additional Closing Dates.

11.1            Closing Date.  At the Closing, the Company shall make the following deliveries to the Investor:

(a)  Transaction Documents.  The Company shall have duly executed and shall deliver to the Investor each of the Transaction Documents (including the Initial Notes) and certificates representing the Initial Shares.

(b)  Good Standings.  The Company shall deliver to the Investor a certificate evidencing the formation and good standing of the Company and each of its Subsidiaries in such entity’s jurisdiction of formation issued by the Secretary of State (or comparable office) of such jurisdiction, as of a date within ten (10) days of the Closing Date.

(c)  Certified Charter.  The Company shall deliver to the Investor a certified copy of the Certificate of Incorporation as certified by the Secretary of State of the State of Delaware within ten (10) days of the Closing Date.

(d)  Secretary’s Certificate.  The Company shall deliver to the Investor a certificate, executed by the Secretary of the Company and dated as of the Closing Date, as to (i) the resolutions consistent with Section 3.2 as adopted by the Company’s Board of Directors, (ii) the Certificate of Incorporation and (iii) the Bylaws, each as in effect at the Closing.

(e)  Opinion of Counsel.  The Company shall deliver to the Investor an opinion letter, dated as of the Closing Date, from Goodwin Procter LLP, counsel to the Company, in the form attached as Exhibit C-1.

(f)  Fees.  The Company shall pay to Falconhead Capital, LLC the fee required to be paid by the Professional Services Letter.

11.2            Additional Closing Dates.  At each Additional Closing, the Company shall make the following deliveries to the Investor:

(a)  Notes and Share Certificates.  The Company shall have duly executed and shall deliver to the Investor each of the Additional Notes being purchased by the Investor at such Additional Closing and certificates representing the Additional Shares being purchased by the Investor at such Additional Closing.

(b)  Officer’s Certificate.  The Company shall deliver to the Investor a certificate, executed by a responsible officer of the Company and dated as of such Additional Closing Date, (i) certifying that as of such Additional Closing Date all of the Additional Issuance Conditions have been satisfied and (ii) (x) providing certified copies of the Certificate of Incorporation and the Bylaws, each as in effect at such Additional Closing Date or (y) certifying that the Certificate of Incorporation and the Bylaws have not been amended or modified since the Closing Date .

(c)  Opinion of Counsel.  The Company shall deliver to the Investor an opinion letter, dated as of such Additional Closing Date, from Goodwin Procter LLP, counsel to the Company, in the form attached as Exhibit C-2 or from such other law firm and in such other form as are reasonably acceptable to the Investor.

12.            Miscellaneous.

12.1            Survival of Warranties.  The representations, warranties and covenants of the Company and the Investor contained in or made pursuant to this Agreement shall survive the execution and delivery hereof or thereof.

12.2            Successors and Assigns.  Except as set forth in Section 9, neither party may assign this Agreement or any rights or obligations hereunder without the prior written consent of the other party hereto.  The terms and provisions of this Agreement shall be binding upon and inure to the benefit of, and be enforceable by, the respective successors and permitted assigns of the parties hereto.  This Agreement shall not run to the benefit of or be enforceable by any person other than a party to this Agreement and its successors and permitted assigns.

12.3            Expenses.  The Company shall reimburse the Investor for all reasonable and documented fees and expenses of the Investor’s accountants and legal counsel in connection with the transactions contemplated by the Transaction Documents, subject to a maximum aggregate reimbursement of $20,000.

12.4            Choice of Law and Venue; Jury Trial Waiver.  The provisions of this Agreement and all of the documents delivered pursuant hereto, their execution, performance or nonperformance, interpretation, termination, construction and all matters based upon, arising out of or related to this Agreement or the negotiation, execution or performance of this Agreement (whether in equity, law or statute) shall be governed by, and construed in accordance with, the laws, both procedural and substantive, of the State of New York without regard to its conflicts of laws provisions that if applied might require the application of the laws of another jurisdiction.  All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in the state or federal courts of the State of New York, and each of the Company and the Investor hereby irrevocably submits to the exclusive jurisdiction of such courts (and, in the case of appeals, appropriate appellate courts therefrom) in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding.  THE INVESTOR AND THE COMPANY EACH ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL ONE, BUT THAT IT MAY BE WAIVED.  EACH OF THEM, AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL OF THEIR CHOICE, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY RELATED INSTRUMENT OR TRANSACTION DOCUMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY OF THE OTHER TRANSACTION DOCUMENTS OR ANY COURSE OF CONDUCT, DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN), OR ACTION OF ANY OF THEM.  THESE PROVISIONS SHALL NOT BE DEEMED TO HAVE BEEN MODIFIED IN ANY RESPECT OR RELINQUISHED BY THE INVESTOR OR THE COMPANY, EXCEPT BY A WRITTEN INSTRUMENT EXECUTED BY EACH OF THEM.

12.5            Counterparts.  This Agreement may be executed in two or more counterparts (including by facsimile or other electronic transmission), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

12.6            Titles and Subtitles.  The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

12.7            Notices.  All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed effectively given:  (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next Business Day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.  All communications shall be sent to the party at the address set forth on the signature pages attached hereto (or at such other addresses as shall be specified by notice given in accordance with this Section 12.7).

12.8            Amendments and Waivers.  This Agreement and the Notes issued pursuant to this Agreement may be amended and any provision hereof or thereof may be waived (either generally or in a particular instance and either retroactive or prospectively) only with the written consent of both the Company and the Investor (or other holder as the case may be).  Any waiver or amendment effected in accordance with this Section 12.8 shall be binding upon any holder of the Notes.

12.9            Severability.  If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

12.10            Entire Agreement.  This Agreement and the other Transaction Documents supersede all other prior oral or written agreements (including any term sheets or letters of intent) between the Investor, the Company, their affiliates and Persons acting on their behalf with respect to the matters discussed herein, and this Agreement, the other Transaction Documents and the instruments referenced herein and therein contain the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, neither the Company nor the Investor makes any representation, warranty, covenant or undertaking with respect to such matters; provided, however, that this Agreement does not amend, modify, limit or otherwise affect in any manner the 2009 Purchase Agreement or the 2009 Notes.

12.11            Further Assurances.  Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

JAVO BEVERAGE COMPANY, INC.

By: /s/ Cody C. Ashwell
Cody C. Ashwell
Chairman and Chief Executive Officer

Address: 1311 Specialty Drive
Vista, CA 92081

COFFEE HOLDINGS LLC

By: /s/ Dave Gubbay
Name: Dave Gubbay
Title: _____________________________

Address: c/o Falconhead Capital, LLC
450 Park Avenue, 3rd Floor New York, NY 10022 Attention: Dave Gubbay and Zuher Ladak

Signature Page to Securities Purchase Agreement

EXHIBIT A

Form of Initial Note

[See Attached]

A-1

EXHIBIT B

Form of Additional Note

[See Attached]

B-1

EXHIBIT C-1

Form of Closing Date Opinion of Counsel

November 17, 2009

Coffee Holdings LLC
c/o Falconhead Capital, LLC
450 Park Avenue, 3rd Floor
New York, NY  10022

Re:           Javo Beverage Company, Inc.

Ladies and Gentlemen:

We have acted as counsel for Javo Beverage Company, Inc., a Delaware corporation (the “Company”), in connection with the sale to you today of (i) 15,000,000 shares (the “Shares”) of common stock of the Company, $0.001 par value per share (the “Common Stock”) and (ii) one or more senior subordinated promissory notes dated as of November 17, 2009 in the aggregate original principal amount of $4,000,000 (the “Notes,” and together with the Shares, the “Securities”).  We are furnishing this opinion letter to you pursuant to Section 11.1(e) of that certain Securities Purchase Agreement, dated as of November 17, 2009 (the “Purchase Agreement”), by and between the Company and you (the “Investor”).  Capitalized terms used, but not otherwise defined herein, shall have the meanings given to them in the Purchase Agreement.

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions expressed below.  We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on representations in the Purchase Agreement and certificates and other inquiries of officers of the Company and, with respect to our opinion in numbered paragraph 5, a certificate from the transfer agent and registrar of the Company’s Common Stock and an Officer’s Certificate from the Company as to the number of shares issued and outstanding and reserved for future issuance.

Our opinion regarding valid existence and good standing in numbered paragraph 1 is based solely on a certificate of the Secretary of State of Delaware and, in the case of valid existence, a review of the Company’s certificate of incorporation and an officer’s certificate confirming that the Company has taken no action looking to its dissolution.  Our opinion in numbered paragraph 3 regarding the due qualification and good standing of the Company as a foreign corporation is based solely on a certificate of the Secretary of State of California.  We express no opinion as to the tax good standing of the Company in any jurisdiction.

Our opinion in numbered paragraph 6 is based on (i) the assumption that the Company and any person acting on its behalf have complied and will comply with the limitations on manner of offering and sale set forth in Rule 502(c) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to all offers and sales of the Company’s securities, including the Securities, and (ii) certain factual representations made by the Company with respect to offers and sales of the Company’s securities in the past six months.

Our opinions set forth below are limited to the laws of the State of California, the Delaware General Corporation Law and the federal law of the United States.  Our opinion in numbered paragraph 6 is the only opinion in this opinion letter that addresses securities laws.  Without limiting the generality of the foregoing, we express no opinion with respect to (i) state securities or “Blue Sky” laws, or (ii) state or federal antifraud laws.

Based upon the foregoing, and subject to the additional qualifications set forth below, we are of the opinion that:

1.   The Company is validly existing as a corporation in good standing under Delaware law.

2.   The Company has the corporate power to execute and deliver the Purchase Agreement and the Notes and perform its obligations thereunder.

3.   The Company is duly qualified to do business and is in good standing as a foreign corporation in California.

4.   The Purchase Agreement and the Notes have been duly authorized, executed and delivered by the Company.

5.   The Shares have been duly authorized and, when issued, delivered and paid for in accordance with the Purchase Agreement, will be validly issued, fully paid and non-assessable.

6.   Based in part on, and assuming the accuracy of, the representations of the Investor in the Purchase Agreement, the sale of the Securities pursuant to the Purchase Agreement does not require registration under the Securities Act.

7.   The execution and delivery by the Company of the Purchase Agreement and the Notes and the performance by the Company of its obligations thereunder do not and will not violate the Company’s certificate of incorporation or by-laws.

This opinion letter and the opinions it contains shall be interpreted in accordance with the Legal Opinion Principles issued by the Committee on Legal Opinions of the American Bar Association’s Business Law Section as published in 53 Business Lawyer 831 (May 1998).

This opinion letter is being furnished only to you for your use in connection with the Purchase Agreement and the transactions contemplated thereby, and neither it nor the opinions it contains may be relied on for any other purpose or by anyone else.

EXHIBIT C-2

Form of Additional Closing Date Opinion of Counsel

_____________, _______

Coffee Holdings LLC
c/o Falconhead Capital, LLC
450 Park Avenue, 3rd Floor
New York, NY  10022

Re:           Javo Beverage Company, Inc.

Ladies and Gentlemen:

We have acted as counsel for Javo Beverage Company, Inc., a Delaware corporation (the “Company”), in connection with the sale to you today of (i) __________ shares (the “Shares”) of common stock of the Company, $0.001 par value per share (the “Common Stock”) and (ii) one or more senior subordinated promissory notes dated as of ___________, _____ in the aggregate original principal amount of $__________ (the “Notes,” and together with the Shares, the “Securities”).  We are furnishing this opinion letter to you pursuant to Section 11.2(c) of that certain Securities Purchase Agreement, dated as of November 17, 2009 (the “Purchase Agreement”), by and between the Company and you (the “Investor”).  Capitalized terms used, but not otherwise defined herein, shall have the meanings given to them in the Purchase Agreement.

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions expressed below.  We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on representations in the Purchase Agreement and certificates and other inquiries of officers of the Company and, with respect to our opinion in numbered paragraph 5, a certificate from the transfer agent and registrar of the Company’s Common Stock and an Officer’s Certificate from the Company as to the number of shares issued and outstanding and reserved for future issuance.

Our opinion regarding valid existence and good standing in numbered paragraph 1 is based solely on a certificate of the Secretary of State of Delaware and, in the case of valid existence, a review of the Company’s certificate of incorporation and an officer’s certificate confirming that the Company has taken no action looking to its dissolution.  Our opinion in numbered paragraph 3 regarding the due qualification and good standing of the Company as a foreign corporation is based solely on a certificate of the Secretary of State of California.  We express no opinion as to the tax good standing of the Company in any jurisdiction.

Our opinions set forth below are limited to the laws of the State of California, the Delaware General Corporation Law and the federal law of the United States.  Without limiting the generality of the foregoing, we express no opinion with respect to (i) state securities or “Blue Sky” laws, or (ii) state or federal antifraud laws.

Based upon the foregoing, and subject to the additional qualifications set forth below, we are of the opinion that:

1.   The Company is validly existing as a corporation in good standing under Delaware law.

2.   The Company has the corporate power to execute and deliver the Notes and perform its obligations thereunder.

3.   The Company is duly qualified to do business and is in good standing as a foreign corporation in California.

4.   The Notes have been duly authorized, executed and delivered by the Company.

5.   The Shares have been duly authorized and, when issued, delivered and paid for in accordance with the Purchase Agreement, will be validly issued, fully paid and non-assessable.

6.   The execution and delivery by the Company of the Notes and the performance by the Company of its obligations thereunder do not and will not violate the Company’s certificate of incorporation or by-laws.

This opinion letter and the opinions it contains shall be interpreted in accordance with the Legal Opinion Principles issued by the Committee on Legal Opinions of the American Bar Association’s Business Law Section as published in 53 Business Lawyer 831 (May 1998).

8. This opinion letter is being furnished only to you for your use in connection with the Purchase Agreement and the transactions contemplated thereby, and neither it nor the opinions it contains may be relied on for any other purpose or by anyone else.